Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
FEBRUARY 20, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES RESULTS OF
BOARD OF DIRECTORS REVIEWS

Extensive Review of Alleged Conflicts of Interest and Other Matters
Involving CEO Aubrey K. McClendon Did Not Find Any Intentional Misconduct

Board Also Finds Company Did Not Violate Antitrust Laws in Regard to
Acquisition of Michigan Oil and Gas Rights in 2010

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 20, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has received the results of its previously announced review of the financing arrangements between co-founder, Chief Executive Officer and President, Aubrey K. McClendon (and the entities through which he participates in the Founder Well Participation Program (“FWPP”)) and third parties identified as having a financial relationship with the company, as well as other matters.  The review, which was led by the Audit Committee of the Board, with the assistance of independent counsel retained by the independent members of the Board in April 2012, has been substantially completed.  In connection with the review, millions of pages of documents were collected and reviewed and more than 50 interviews of Chesapeake and third-party personnel were conducted.

Among the transactions reviewed were the 2008-2012 financing arrangements between EIG Global Energy Partners (“EIG”) and affiliates of Mr. McClendon regarding financing of his participation in the FWPP, as well as the preferred stock investments by EIG in CHK Utica, L.L.C. and CHK Cleveland-Tonkawa, L.L.C.  The review of the financing arrangements did not reveal any improper benefit to Mr. McClendon or increased cost to the company as a result of the overlap in the financial relationships.

The review also covered:

(1)	other relationships in which both Mr. McClendon and the company conducted business with the same financial institutions;

(2)	the trading activities of the Heritage Hedge Fund (co-founded by Mr. McClendon) through 2007, when the Heritage Hedge Fund ceased operations; and

(3)	other matters, including issues regarding administration of the FWPP, and a 1998 loan to Mr. McClendon by then Board member Frederick B. Whittemore.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Based on the documents reviewed and interviews conducted, no intentional misconduct by Mr. McClendon or any of the company’s management was found by the Board concerning these relationships and/or these transactions and issues.

As previously announced, Mr. McClendon has agreed with the Board that he will retire from the company on April 1, 2013 and will continue to serve as Chief Executive Officer until the earlier of his successor being appointed and April 1, 2013.  The Board and Mr. McClendon’s decision to commence a search for a new leader was not related to the Board’s review of his financing arrangements and other matters.

Chesapeake also announced today that its Board of Directors has concluded that the company did not violate antitrust laws in connection with the acquisition of Michigan oil and gas rights in 2010.  The company previously reported that in June 2012 it had received a subpoena duces tecum from the Antitrust Division, Midwest Field Office, of the United States Department of Justice, and demands for documents and information from state governmental agencies, investigating possible antitrust violations arising from 2010 leasing activities in Michigan.  The company has been responding to these requests.  The Board commenced its own investigation of these allegations in June 2012.  The Board based the conclusion it announced today on a thorough review conducted independently by outside counsel, and on Chesapeake’s cooperation with the Department of Justice.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.